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                                                                    Exhibit 99.2

                            INSIGHT ENTERPRISES, INC.
                       1998 OFFICER RESTRICTED STOCK PLAN


         ARTICLE 1    PURPOSE

         1.1 GENERAL. The purpose of the Insight Enterprises, Inc. 1998 Restricted Stock Plan (the "Plan") is to promote the success, and enhance the value, of Insight Enterprises, Inc. (the "Company") by linking the personal interests of its officers to those of Company shareholders and by providing its officers with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of officers upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. Accordingly, the Plan permits the grant of restricted stock awards from time to time to officers.

         ARTICLE 2    EFFECTIVE DATE

         2.1 EFFECTIVE DATE. The Plan is effective as of December 1, 1998 (the "Effective Date).

         ARTICLE 3    DEFINITIONS AND CONSTRUCTION.

         3.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

                  (a) "Award" means Stock granted to a Participant under Article 7 that is subject to certain restrictions and to risk of forfeiture.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Change of Control" means and includes each of the following:

                           (1) When the individuals who, at the beginning of any
                  period of two years or less, constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period;

                           (2) A change of control of the Company through a
                  transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act")), excluding affiliates of the Company as of the Effective Date, is or becomes the beneficial owner (as that term

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                  is used in Section 13(d) of the 1934 Act) directly or
                  indirectly of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                           (3) Any merger, consolidation or liquidation of the
                  Company in which the Company is not the continuing or surviving corporation or pursuant to which Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of Stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

                           (4) The stockholders of the Company approve any plan
                  or proposal for the liquidation or dissolution of the Company; or

                           (5) Substantially all of the assets of the Company
                  are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) of which the Company is a member.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended.

                  (e) "Committee" means the committee of the Board described in
         Article 4.

                  (f) "Fair Market Value" means, as of any given date, the fair market value of such Stock determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any date shall be the closing price for the Stock as reported on the NASDAQ National Market System (or on any national securities exchange on which the Stock is then listed) for that date or, if no closing price is so reported for that date, the closing price on the next preceding date for which a closing price was reported.

                  (g) "Non-Employee Director" means a member of the Board who qualifies as a "Non-Employee Director" as defined in Rule 16b-3(b)(3) of the 1934 Act, or any successor definition adopted by the Board.

                  (h) "Participant" means a person who, as an officer of the Company or any Subsidiary, has been granted an Award under the Plan.

                  (i) "Plan" means the Insight Enterprises, Inc. 1998 Officer Restricted Stock Plan, as amended from time to time.

                  (j) "Restricted Stock Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award of Restricted Stock.


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                  (k) "Stock" means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 9.

                  (l) "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

         ARTICLE 4    ADMINISTRATION

         4.1 COMMITTEE. The Plan shall be administered by a Committee that is appointed by, and shall serve at the discretion of, the Board. The Committee shall consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an "outside director" under Code Section 162(m) and the regulations issued thereunder; provided, however, that the Chief Executive Officer of the Company shall have the authority to grant Awards to individuals who are not subject to Section 16 of the 1934 Act and to those individuals who are subject to Section 16 (other than the three highest ranking executives of the Company), provided that any Awards granted to a Section 16 insider shall remain subject to restrictions on transferability and other restrictions for at least six months from the date of grant. When the Chief Executive Officer is acting to grant Awards under this Plan, solely for purposes of this Plan, the Chief Executive Officer shall be deemed to be acting as the Committee.

         4.2 ACTION BY THE COMMITTEE. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Committee in lieu of a meeting shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

         4.3 AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority and discretion to:

                  (a) Designate Participants to receive Awards;

                  (b) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

                  (c) Determine the terms and conditions of any Award granted under the Plan including but not limited to, the purchase price (if any), any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;


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                  (d) Determine whether, to what extent, and under what
         circumstances an Award may be settled in, or the purchase price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

                  (e) Prescribe the form of each Restricted Stock Award Agreement, which need not be identical for each Participant;

                  (f) Decide all other matters that must be determined in connection with an Award;

                  (g) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

                  (h) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

         4.4 DECISIONS BINDING. The Committee's interpretation of the Plan, any Awards granted under the Plan, any Restricted Stock Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

         ARTICLE 5    SHARES SUBJECT TO THE PLAN

         5.1 NUMBER OF SHARES. Subject to adjustment provided in Section 9.1, the aggregate number of shares of Stock reserved and available for Awards shall be 25,000.

         5.2 LAPSED AWARDS. To the extent that an Award terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan.

         5.3 STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

         ARTICLE 6    ELIGIBILITY

         6.1 GENERAL. Awards may be granted to individuals who are officers of the Company or a Subsidiary, as determined by the Committee.

         ARTICLE 7   RESTRICTED STOCK AWARDS

         7.1 GRANT OF RESTRICTED STOCK. The Committee is authorized to grant Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may

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be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

         7.2 ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

         7.3 FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company, provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

         7.4 CERTIFICATES FOR RESTRICTED STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate until such time as all applicable restrictions lapse.

         ARTICLE 8    PROVISIONS APPLICABLE TO AWARDS

         8.1 STAND-ALONE, TANDEM, AND SUBSTITUTE AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

         8.2 EXCHANGE PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 8.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

         8.3 TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee.

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         8.4 FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Restricted Stock Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant of an Award or at the time the restrictions on the Award lapse may be made in such forms as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

         8.5 LIMITS ON TRANSFER. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

         8.6 BENEFICIARIES. Notwithstanding Section 8.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Restricted Stock Award Agreement applicable to the Participant, except to the extent the Plan and Restricted Stock Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant's spouse as his beneficiary with respect to more than 50 percent of the Participant's interest in the Award shall not be effective without the written consent of the Participant's spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

         8.7 STOCK CERTIFICATES. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on with the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

         8.8 ACCELERATION UPON A CHANGE OF CONTROL. If a Change of Control occurs all restrictions on outstanding Awards shall lapse.


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         ARTICLE 9    CHANGES IN CAPITAL STRUCTURE

         9.1 GENERAL. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of Stock or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to each Award the number and class of shares of Stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

         ARTICLE 10    AMENDMENT, MODIFICATION AND TERMINATION

         10.1 AMENDMENT, MODIFICATION AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan.

         10.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

         ARTICLE 11    GENERAL PROVISIONS

         11.1 NO RIGHTS TO AWARDS. No person shall have any right to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants and employees uniformly.

          11.2 WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon any taxable event under the Plan, Participants may elect, subject to the Committee's approval, to satisfy the withholding requirement, in whole or in part, by having the Company or any Subsidiary withhold shares of Stock having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes in accordance with such procedures as the Committee establishes. The Committee may, at the time any Award is granted, require that any and all applicable tax withholding requirements be satisfied by the withholding of shares of Stock as set forth above.

         11.3 NO RIGHT TO EMPLOYMENT. Nothing in the Plan or any Restricted Stock Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

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         11.4 UNFUNDED STATUS OF AWARDS. The Plan is intended to be an
"unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Restricted Stock Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

         11.5 INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which the member may be a party or in which the member may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by the member in satisfaction of judgment in such action, suit, or proceeding against the member provided the member gives the Company an opportunity, at its own expense, to handle and defend the same before the member undertakes to handle and defend it on the member's behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

         11.6 RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

         11.7 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

         11.8 TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

         11.9 FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

         11.10 SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

         11.11 GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall

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be under no obligation to register under the Securities Act of 1933, as amended
(the "1933 Act"), any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

         11.12 GOVERNING LAW. The Plan and all Restricted Stock Award Agreements shall be construed in accordance with and governed by the laws of the State of Arizona.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized representative on this 1st, day of December, 1998.


                                       INSIGHT ENTERPRISES, INC.



                                       By
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                                       Its
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